CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the use of our reports dated September 27, 2011 for the Wells Fargo Advantage Large Cap Growth Fund and Wells Fargo Advantage Strategic Large Cap Growth Fund, two of the funds comprising the Wells Fargo Funds Trust, as of July 31, 2011, incorporated herein by reference and to the references to our firm under the captions “FINANCIAL STATEMENTS” in the Prospectus/Proxy Statement and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the Statement of Additional Information filed on Form N-14.

/s/ KPMG

Boston, Massachusetts

February 24, 2012